Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Jim Mackaness
Chief Financial Officer
650 940-4700
August 12, 2008
Mountain View, California
IRIDEX Reports Second Quarter 2008 Financial Results
     IRIDEX Corporation (Nasdaq: IRIX) today reported financial results for the second quarter ended June 28, 2008.
     Revenue for the second quarter of 2008 was $12.9 million, a 15.3% decrease from the $15.2 million reported for the second quarter of 2007, but a 12.5% increase from the $11.5 million reported for the first quarter of 2008. The Company recorded net income of $0.3 million or $0.03 per diluted share for the second quarter of 2008, an improvement over both the net loss of $0.3 million or $(0.04) per diluted share reported in the second quarter of 2007 and the net loss of $0.9 million or $(0.10) per diluted share reported for the first quarter of 2008.
     Ophthalmology revenues were $8.2 million in the second quarter of 2008, a 2.6% decrease from the $8.4 million in the second quarter of 2007, but up 8.4% from the $7.5 million recorded in the first quarter of 2008. Comparing second quarter 2008 to 2007, domestic ophthalmology revenues decreased 3.1% to $4.8 million and international ophthalmology revenues decreased 1.8% to $3.4 million. Ophthalmology recurring revenues, consisting of disposable products and service, increased to 54.0% of our total ophthalmology revenues for the second quarter 2008 from 47.7% during second quarter 2007.
     Total aesthetics revenues were $4.8 million in the second quarter of 2008, a decrease of 30.8% from the $6.9 million in the comparable period of 2007, but 20.6% higher than the $3.9 million reported in the first quarter of 2008. In the second quarter of 2008, domestic aesthetics revenues decreased $1.5 million to $2.0 million and international aesthetics revenues decreased $0.6 million to $2.8 million when compared to the same period in 2007.
     Gross profit for the second quarter of 2008 was $5.3 million, compared with $6.6 million for the second quarter of 2007. Gross margins were 41.3% and 43.2%, respectively. Operating expenses for the second quarter 2008 were $5.6 million compared with $9.1 million for 2007.
     Mr. Theodore A. Boutacoff, President and CEO stated, “Operationally we continue to make progress towards financial stability as demonstrated by the substantial improvement in our quarterly operating performance year over year, reducing losses from operations from $2.6 million in the second quarter of 2007 to a loss of $0.3 million in the second quarter of 2008, primarily due to reductions in operating expenses. In addition, we received the first of five annual installments of $0.8 million relating to a legal settlement concluded in 2007 which was recorded in other income and resulted in us reporting net income of $0.3 million for the second quarter of 2008. We continue to meet our obligations to AMS having paid them $1.6 million in the second quarter, leaving a balance related to the Settlement Agreement of $1.5 million which we plan to fully satisfy by the end of our third fiscal quarter.
     On a sequential quarterly basis, we continue to be encouraged by our improving ophthalmology revenues and the fact that we saw an increase in our aesthetics revenues in spite of the overall softening of the aesthetics market in 2008.”
     Cash and cash equivalents were $4.1 million as of June 28, 2008 up from $4.0 million as of March 29, 2008 and working capital increased to $8.9 million from $7.6 million over the same period. Cash used in operations for the second quarter was $0.7 million which includes the $1.6 million payment to AMS and our bank debt as of June 28, 2008 was $6.0 million up from $5.3 million as of March 29, 2008.
Conference Call
     IRIDEX management will conduct a conference call later today, Tuesday, August 12, 2008 at 5:00 p.m. Eastern Time. Interested parties may access the live conference call via telephone by dialing (800) 366-7449 (US) or (303) 262-2143 (International), or visit the Company’s website at www.iridex.com. A telephone replay will be available beginning on Tuesday, August 12, 2008 through Tuesday, August 19, 2008 by dialing (800) 405-2236 (US) or (303) 590-3000 (International) and entering Passcode 11118106#. In addition, later today an archived version of the webcast will be available on the Company’s website at www.iridex.com.
 About IRIDEX
     IRIDEX Corporation is a leading worldwide provider of therapeutic based laser systems, disposable laser probes and delivery devices to treat eye diseases in ophthalmology and skin disorders in the aesthetics market. IRIDEX products are sold in the United States through a direct sales force and internationally through a combination of a direct sales force and a network of approximately 100 independent distributors into 107 countries. For further information, visit the Company’s website at http://www.iridex.com.
Safe Harbor Statement
     This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Act of 1934, as amended, relating to the Company’s financial stability, growth strategy and prospects, and the Company’s ability to meet its obligations under the AMS Settlement Agreement. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K for the fiscal year ended December 29, 2007 and our Quarterly Report on Form 10-Q for the first quarter ended March 29, 2008 filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

IRIDEX Corporation
Condensed consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007
Revenues	$12,922	$15,249	$24,396	$27,815
Cost of revenues	7,591	8,665	14,260	16,023

Gross profit	5,331	6,584	10,136	11,792

Operating expenses:
Research and development	998	1,588	2,023	3,317
Selling, general and administrative	4,589	7,546	9,107	15,820

Total operating expenses	5,587	9,134	11,130	19,137

Loss from operations	(256)	(2,550)	(994)	(7,345)
Legal settlement	800	2,500	800	2,500
Interest and other expense, net	(218)	(293)	(372)	(418)

Income (loss) before income taxes	326	(343)	(566)	(5,263)
Provision for income taxes	(51)	—	(51)	—

Net income (loss)	$275	$(343)	$(617)	$(5,263)

Net income (loss) per share — basic and diluted	$0.03	$(0.04)	$(0.07)	$(0.65)

Shares used in computing net income (loss) per share — basic and diluted	8,824	8,196	8,824	8,138

IRIDEX Corporation
Condensed consolidated Balance Sheets
(In thousands)
(unaudited)

	June 28,	December 29,
	2008	2007
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$4,092	$5,809
Restricted cash	—	3,800
Accounts receivable, net	9,061	8,876
Inventories, net	15,197	15,967
Prepaids and other current assets	983	1,051

Total current assets	29,333	35,503
Property and equipment, net	1,284	1,621
Goodwill	3,239	3,239
Other intangible assets, net	4,771	5,944
Other long term assets	252	347

Total assets	38,879	46,654

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$3,728	$2,887
Bank line of credit	6,000	4,863
Accrued compensation	1,871	2,024
Accrued expenses	4,350	7,809
Accrued warranty	1,380	1,895
Deferred revenue	3,131	3,350
Bank term loan-current portion	—	5,016

Total current liabilities	20,460	27,844

Stockholders’ Equity:
Convertible preferred stock, $.01 par value:
Authorized: 2,000,000 shares;
Issued and outstanding: 500,000 shares in 2008 and 2007	5	5
Common Stock, $.01 par value:
Authorized: 30,000,000 shares;
Issued and outstanding: 8,824,301 shares in 2008 and 2007	89	89
Additional paid-in capital	38,922	38,695
Accumulated other comprehensive loss	(89)	(88)
Treasury stock, at cost	(430)	(430)
Accumulated deficit	(20,078)	(19,461)

Total stockholders’ equity	18,419	18,810

Total liabilities and stockholders’ equity	$38,879	$46,654